Exhibit 99.1

400 N. Sam Houston Parkway E. Suite 1000 Houston, TX 77060-3500 (281) 618-0400 (281) 848-6502 fax

Contact:
FOR IMMEDIATE RELEASE	G. Kregg Lunsford
Chief Financial Officer
December 11, 2007	(281) 618-0516

Cal Dive Completes Acquisition of Horizon Offshore
HOUSTON, TX — (December 11, 2007) Cal Dive International, Inc. (NYSE: DVR) announced today that it has completed its acquisition of Horizon Offshore following approval by Horizon’s shareholders on December 10, 2007.
As a result of the acquisition, each share of Horizon common stock has been converted into the right to receive $9.25 in cash and 0.625 shares of Cal Dive common stock. Information regarding the exchange of share certificates will be sent to Horizon shareholders as soon as practicable.
The cash portion of the acquisition is being funded through a $375 million senior secured term loan A facility which amortizes $20 million per quarter commencing on June 30, 2008. Interest floats at LIBOR plus 225 basis points and the facility is prepayable without penalty. Cal Dive also terminated its existing $250 million revolving credit facility and entered into a new senior secured $300 million five year revolver. The senior secured credit facilities were fully underwritten by Bank of America, N.A., and Banc of America Securities LLC acted as sole financial advisor to Cal Dive in connection with the transaction.
The combined company will operate a fleet of thirty-five vessels, including twenty-four diving support vessels, seven pipelay/pipebury barges, one dedicated pipebury barge, one combination derrick/pipelay barge and two derrick barges. The addition of Horizon’s fleet will allow Cal Dive to offer an integrated solution to customers by enabling it to offer trunkline and salvage and decommissioning services together with its traditional diving services. Additionally, Cal Dive believes that the Horizon acquisition will allow it to further penetrate targeted international markets.
Quinn J. Hébert, Chief Executive Officer, President and Director of Cal Dive, stated, “We are very excited to close this transaction as we are enthusiastic about the prospects for the combined company. We look forward to welcoming Horizon’s employees to the Cal Dive family and working together to realize the significant opportunities that lay ahead of us.”
2008 Earnings Guidance

Cal Dive plans to issue 2008 annual earnings guidance following the formal approval of its 2008 budget at its Board of Directors meeting currently scheduled for late February 2008.
Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides manned diving, pipelay and pipe burial services to the offshore oil and gas industry on the Gulf of Mexico Outer Continental Shelf, Mexico, the Middle East, Southeast Asia and Australia, with a fleet of 35 vessels, including 24 surface and saturation diving support vessels, 8 pipelay/pipebury barges, 1 combination derrick/pipelay barge as well as 2 derrick barges.

CAUTIONARY STATEMENT
This press release may include “forward-looking” statements that are generally identifiable through our use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project” and similar expressions and include any statements that we make regarding our earnings expectations. The forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new information or events as they occur. Our actual future results may differ materially due to a variety of factors, including changes in the level of offshore exploration, development and production activity in the oil and natural gas industry, our inability to obtain contracts with favorable pricing terms if there is a downturn in our business cycle, intense competition in our industry, the operational risks inherent in our business, risks associated with our relationship with Helix Energy Solutions Group, Inc., our controlling stockholder, and other risks detailed in our 2006 Annual Report on Form 10-K.